Consolidated Financial Statements

(Expressed in United States Dollars)

YUKON-NEVADA GOLD CORP.

Years ended December 31, 2011 and 2010

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying consolidated financial statements of Yukon-Nevada Gold Corp. (the Company) have been prepared by management in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and within the framework of the summary of significant accounting policies disclosed in the notes to these consolidated financial statements.

A system of internal accounting control is maintained in order to provide reasonable assurance that assets are safeguarded and that transactions are properly recorded and executed in accordance with management’s authorization. This system includes established policies and procedures, the selection and training of qualified personnel and an organization providing for appropriate delegation of authority and segregation of responsibilities.

The Audit Committee of the Board of Directors meets periodically with management and the Company’s independent auditors to review the scope and results of their annual audit and to review financial statements and related financial reporting matters prior to submitting the condensed consolidated interim financial statements to the Board of Directors for approval. The Audit Committee is appointed by the Board of Directors and all of its members are independent directors. The Audit Committee is responsible for engaging or re-appointing the external auditors.

The consolidated financial statements have been audited by external auditors, Deloitte & Touche LLP. Their report outlines the scope of their examination and opinion on the consolidated financial statements.

“Robert Baldock”	“Shaun Heinrichs”

Robert Baldock	Shaun Heinrichs
President and	Chief Financial Officer
Chief Executive Officer

March 29, 2012

Deloitte & Touche LLP
2800 – 1055 Dunsmuir Street
4 Bentall Centre
P.O. Box 49279
Vancouver BC V7X 1P4
Canada

Tel: 604-669-4466
Fax: 604-685-0395
www.deloitte.ca

Report of Independent Registered Chartered Accountants

To the Board of Directors and Shareholders of Yukon-Nevada Gold Corp.

We have audited the accompanying consolidated financial statements of Yukon-Nevada Gold Corp. and subsidiaries (the “Company”), which comprise the consolidated statements of financial position as of December 31, 2011, December 31, 2010 and January 1, 2010, and the consolidated statements of operations and comprehensive income/(loss), changes in shareholders’ equity (deficit), and cash flows for the years ended December 31, 2011 and December 31, 2010, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Yukon-Nevada Gold Corp. and subsidiaries as of December 31, 2011, December 31, 2010 and January 1, 2010, and their financial performance and cash flows for the years ended December 31, 2011 and December 31, 2010 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 1 in the consolidated financial statements which indicates that the Company has incurred net losses over the past several years and has a working capital deficit in the amount of $52.7 million and has an accumulated deficit of $358.9 million. These conditions, along with other matters as set forth in Note 1, indicate the existence of material uncertainties that may cast substantial doubt about the Company’s ability to continue as a going concern.

Other Matter

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 29, 2012 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Vancouver, Canada
March 29, 2012

Report of Independent Registered Chartered Accountants

To the Board of Directors and Shareholders of Yukon-Nevada Gold Corp.

We have audited the internal control over financial reporting of Yukon-Nevada Gold Corp. and subsidiaries (the “Company”) as of December 31, 2011, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2011 of the Company and our report dated March 29, 2012 expressed an unqualified opinion on those financial statements.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Vancouver, Canada
March 29, 2012

YUKON-NEVADA GOLD CORP.
Consolidated Statements of Financial Position
(In thousands of US dollars)

		December 31,	December 31,	January 1,
		2011	2010	2010
	note		note 27	note 27
Assets
Current assets:
Cash and cash equivalents		$2,261	$-	$96
Accounts receivable and other		8,542	4,504	3,639
Inventories	8	14,476	21,280	9,930
		25,279	25,784	13,665
Restricted funds	9	65,810	32,248	29,175
Property, plant and equipment	10	231,040	157,936	147,589
Investment in joint venture	22	-	2,445	1,353
Deferred tax asset	19	-	-	895
Deferred transaction costs	16	4,781	-	-
Other assets	11	736	828	911
Total Assets		$327,646	$219,241	$193,588

Liabilities and Shareholders’ Equity (Deficiency)
Current liabilities:
Accounts payable and accrued liabilities		$40,534	$48,981	$39,560
Deferred revenue	16	21,614	-	4,838
Short term borrowings	15	-	8,926	-
Forward contracts	13	15,003	8,901	-
Warrants	14	850	10,642	3,179
		78,001	77,450	47,577
Warrants	14	1,785	139,943	6,678
Long term borrowings	15	-	15,030	-
Deferred revenue	16	95,625	-	-
Deferred tax liabilities	19	17,537	16,546	14,849
Decommisioning and rehabilitation provision	17	47,548	41,071	38,987
Other long-term liabilities	18	-	18	50
		240,496	290,058	108,141
Shareholders' equity (deficiency) and reserves
Share capital	20	413,357	281,855	254,453
Share based payments reserve	20	33,652	30,483	25,930
Accumulated other comprehensive income (loss)		(917)	2,169	-
Deficit		(358,942)	(385,324)	(194,936)
Total Shareholders' Equity (Deficiency)		87,150	(70,817)	85,447
Total Liabilities and Shareholders' Equity (Deficiency)		$327,646	$219,241	$193,588
Nature of operations and going concern – Note 1

Commitments and contingencies – Note 26

See accompanying notes to consolidated financial statements.

Approved on behalf of the Board:

“Robert Baldock”	Director	“Graham Dickson”	Director

March 29, 2012

YUKON-NEVADA GOLD CORP.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(In thousands of US dollars, except for share and per share amounts)

Years ended December 31, 2011 and 2010

	note	2011	2010
			note 27
Revenue		$105,116	$71,370
Cost of sales		130,975	82,943
Gross loss		(25,859)	(11,573)
Depreciation, depletion, and amortization		6,676	5,428
Loss from mine operations		(32,535)	(17,001)
Impairment of mineral properties and equipment		-	745
Exploration costs		781	963
General and administrative expenses		8,158	6,447
Loss from operations		(41,474)	(25,156)
Other income (loss) :
Loss from joint venture	22	(370)	(188)
Finance and transactions costs	7	(11,608)	(51,524)
Interest and other income (expense)	6	77,873	(114,953)
Foreign exchange gain (loss)		1,769	(197)
		67,664	(166,862)
Income (loss) before income taxes		26,190	(192,018)
Income tax recovery (expense)	19	192	1,630
		26,382	(190,388)

Net Income (Loss) for the period		26,382	(190,388)

Other Comprehensive (Loss) Income :
Foreign currency translation adjustments		(3,086)	2,169
Total Comprehensive Income (Loss) for the year		$23,296	$(188,219)
Income (loss) per share – basic		0.03	(0.29)
Weighted average number of shares outstanding - basic		800,430,950	646,540,724
Income (loss) per share – diluted		0.03	(0.29)
Weighted average number of shares outstanding - diluted		824,305,885	646,540,724

See accompanying notes to consolidated financial statements.

YUKON-NEVADA GOLD CORP.
Consolidated Statements of Changes in Shareholders’ Equity (Deficit)
(In thousands of US dollars, except number of common shares)

Years ended December 31, 2011 and 2010

					Accumulated
				Share based	other
		Common shares		payments	comprehensive
	Note	Shares (000's)	Amount	reserve	income (loss)	Deficit	Total
Balance at January 1, 2010		590,846	$254,453	$25,930	$-	$(194,936)	$85,447
Flow through share issue	20 (b)(iii)	34,559	8,071	-	-	-	8,071
Issued on private placement	20 (b)(iv)	22,727	4,807	-	-	-	4,807
Share issue costs	20 (b)(iii)	-	(739)	-	-	-	(739)
Exercise of warrants	14	30,627	12,277	-	-	-	12,277
Exercise of options	20 (c)	2,398	776	(286)	-	-	490
Shares issued for services		4,505	1,207	-	-	-	1,207
Forfeiture of unvested options		-	-	(83)	-	-	(83)
Share based payment expense	20 (c)	-	-	4,922	-	-	4,922
Loss for the year		-	-	-	-	(190,388)	(190,388)
Foreign currency translation		-	-	-	2,169	-	2,169
Other	6 (iv)	2,005	1,003	-	-	-	1,003
Balance at December 31, 2010		687,667	$281,855	$30,483	$2,169	$(385,324)	$(70,817)

Flow through share issue	20 (b)(ii)	8,335	6,677	-	-	-	6,677
Issued on private placement	20 (b)(i)	33,488	8,118	-	-	-	8,118
Exercise of warrants	14	200,914	116,603	-	-	-	116,603
Exercise of options	20 (c)	182	62	(26)	-	-	36
Shares issued for services		58	42	-	-	-	42
Share based payment expense	20 (c)	-	-	3,195	-	-	3,195
Income for the year		-	-	-	-	26,382	26,382
Foreign currency translation		-	-	-	(3,086)	-	(3,086)
Balance at December 31, 2011		930,644	$413,357	$33,652	$(917)	$(358,942)	$87,150

See accompanying notes to consolidated financial statements.

YUKON-NEVADA GOLD CORP.
Consolidated Statements of Cash Flows
(In thousands of US dollars)

Years ended December 31, 2011 and 2010

	Note	2011	2010

Cash flows from operating activities

Net income (loss) for the year		$26,382	$(190,388)
Items not affecting cash:
Depreciation, depletion, and amortization		6,676	5,428
Recognition of deferred revenue		(2,761)	-
Net finance income (costs)		(71,159)	163,135
Impairment of mineral properties and equipment		-	745
Gain on disposal of assets		(8)	-
Share based payments		3,195	4,846
Tax expense (recovery)		(192)	(1,630)
Loss from joint venture		371	189
Unrealized foreign exchange (gain) loss		(1,807)	201
Change in non cash working capital	21	(13,015)	(1,515)
Cash used in operating activities before the undernoted		(52,318)	(18,989)
Deferred revenue proceeds net of transaction costs		114,000	-
Interest paid		(97)	-
Cash generated by (used) in operating activities		61,585	(18,989)
Cash flows from investing activities
Property, plant and equipment expenditures		(50,347)	(5,204)
Restricted funds		(33,709)	(2,812)
Mineral property expenditures		(16,565)	(8,276)
Cash distribution from joint venture		2,134
Proceeds from sales of property, plant and equipment		18	-
Purchase of derivative financial asset		(15)	-
Cash used in investing activities		(98,484)	(16,292)
Cash flows from financing activities
Notes payable and finance leases		-	(32)
Proceeds from derivative gold forward contract		5,000	7,006
Settlement of gold forward contract		(5,366)	(9,560)
Flow through shares issued for cash		7,184	-
Common shares issued for cash		14,738	14,055
Share issue costs		-	(611)
Proceeds from issuance of long-term debt		-	24,800
Repayment of long term debt		(41,638)	(4,034)
Common shares issued upon exercise of shareholder
warrants		59,237	3,071
Common shares issued upon exercise of stock options		36	490
Cash generated by financing activities		39,191	35,185

Effect of exchange rate changes on cash		(31)	-
Increase (decrease) in cash and cash equivalents		2,261	(96)

Cash and cash equivalents, beginning of period		-	96
Cash and cash equivalents, end of period		$2,261	$-

See accompanying notes to consolidated financial statements.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

1.	Nature of operations and going concern:

Yukon-Nevada Gold Corp. (the “Company”) is a gold metal producer engaged in the mining, exploration and development of mineral properties located in Canada and the United States. The Company is incorporated under the laws of the Province of British Columbia, Canada and its shares are listed on the Toronto Stock Exchange and the Frankfurt Exchange.

The Company’s registered address is 999 West Hastings Street, Suite 1040, Vancouver, British Columbia, Canada V6C 2W2.

The consolidated financial statements of the Company as at and for years ended December 31, 2011, and 2010 comprise the Company and its wholly owned subsidiaries (note 3a), and the Company’s interest in a jointly controlled entity.

For properties other than the producing mine at Jerritt Canyon, Nevada, the Company is in the process of mineral exploration and has yet to determine whether these properties contain reserves that are economically recoverable. The recoverability of the amount shown for these mineral properties is dependent upon the existence of economically recoverable reserves, confirmation of the Company's ownership interest in the mining claims, the ability of the Company to obtain necessary financing to complete the development, and upon future profitable production or proceeds from the disposition of the mineral properties.

The Company incurred a $32.5 million loss from mine operations for the year ended December 31, 2011 (2010 – $17.0 million), and a $61.6 million inflow of cash from operations for the same period (2010 - $19.0 million outflow). At December 31, 2011 the Company had a working capital deficiency of $52.7 million (2010 – $51.7 million) and an accumulated deficit of $358.9 million (2010 – $385.3 million)

These consolidated financial statements are prepared on the basis that the Company will continue as a going concern. The Company’s ability to continue as a going concern and recover its investment in property, plant, and equipment and mineral properties is dependent on its ability to generate positive cash flows and obtain additional financing in order to meet its planned business objectives. However, there can be no assurance that the Company will be able to obtain additional financial resources, or achieve profitability or positive cash flows. If the Company is unable to generate positive cash flows or obtain adequate financing, the Company will need to further curtail operations and exploration activities. These conditions and matters indicate the existence of material uncertainties that may cast substantial doubt about the Company’s ability to continue as a going concern. Failure to continue as a going concern would require that the Company's assets and liabilities be restated on a liquidation basis which would differ significantly from the going concern basis.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

2.	Basis of Preparation:

Statement of compliance

These consolidated financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). As these financial statements represent the Company’s initial presentation of results and financial position under IFRS, they are prepared in accordance with IFRS 1, First-time Adoption of International Financial Reporting Standards. The date of transition to IFRS was January 1, 2010. In preparing its first consolidated financial statements, the Company has applied the same accounting policies throughout all periods presented using IFRS standards effective as at December 31, 2011. The Company has applied the policies on a retrospective basis subject to certain optional exemptions and certain mandatory exceptions applicable to first time adopters.

The Company’s consolidated financial statements were previously prepared in accordance with accounting principles accepted in Canada (“Canadian GAAP”). Canadian GAAP differs in certain areas from IFRS. Note 27 contains reconciliations and explanations of the effect of the transition from Canadian GAAP to IFRS on equity as at December 31, 2010, and January 1, 2010, and the statement of operations and comprehensive income (loss) for the year ended December 31, 2010.

The preparation of financial statements in accordance with IFRS requires the use of certain critical accounting estimates and judgments when applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in note 4.

3.	Significant accounting policies:

(a) Basis of consolidation:

These consolidated financial statements include the accounts of the Company and its subsidiaries from their respective dates of acquisition. Subsidiaries are entities over which the Company has control; control being defined as the power to govern financial and operating policies. The existence and effect of potential voting rights that are currently exercisable are also considered when assessing control over an entity. Subsidiaries are fully consolidated from the date at which control is transferred to the Company until the date at which control ceases. YS Mining Company (“YSMC”) is an incorporated joint venture and is accounted for using the equity method of accounting. Under the equity method, the investment in joint venture is recognized in the statement of financial position on the date of acquisition at the fair value of the purchase consideration. The carrying value is subsequently adjusted by the group’s share of the post-acquisition comprehensive income. All intercompany transactions and balances have been eliminated upon consolidation. The subsidiaries, joint venture and percentage of ownership at December 31, 2011 are as follows:

Ketza River Holdings Ltd. (Yukon)	100%
YGC Resources Arizona Inc. (Arizona)	100%
Queenstake Resources Ltd. (British Columbia)	100%
Queenstake Resources U.S.A. Inc. (Delaware)	100%
Castle Exploration Inc. (Colorado)	100%
YS Mining Company Ltd. - Joint Venture (Yukon)	41.7%

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

(b)	Cash and cash equivalents:

Cash and cash equivalents include cash and short-term investments that are readily convertible to cash and have a maturity date within 90 days of the purchase date.

(c)	Derivative financial assets

When the Company enters into forward metal sale option contracts (“Puts”) it is for the purposes of reducing exposure to the fluctuation of future metal prices. These Puts are derivative financial instruments that are initially recorded at fair value on the date they are entered into, and are subsequently re-measured at fair value at each financial reporting date. Any gains or losses that results from subsequent fair value measurement is recognized in the statement of operations.

(d)	Inventories:

Stockpiles represent ore that has been mined or purchased and is available for future processing. Stockpiles are measured by estimating the number of tons added and removed from the stockpile, the number of contained ounces (based on assay data) and the estimated metallurgical recovery rates (based on expected processing method). Stockpile ore tonnages are verified by periodic surveys. Costs are allocated to stockpiles based on relative values of material stockpiled and processed using current mining costs incurred up to the point of stockpiling the ore. These costs include direct labor, mine-site overhead expenses, and depreciation and depletion on Jerritt Canyon mine equipment and mineral properties. Purchased ore is recorded at cost based on the contracted purchase price, net of an allowance for the Company’s processing charged to a third party.

Work-in-process inventories are valued at the lower of average production cost and net realizable value. Production costs include the cost of raw materials, direct labour, mine-site overhead expenses and depreciation and depletion of property, plant and equipment and mineral properties.

Finished goods inventories are valued at the lower of average production cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less estimated selling expenses. Materials and supplies inventories are valued at the lower of average cost and net realizable value, net of a provision for obsolescence with respect to identified inventory items.

When inventories have been written down to net realizable value, an assessment of net realizable value is made in each subsequent period. If the circumstances which resulted in the impairment no longer exist, the remaining amount of the write down is reversed.

(d)	Investment in joint ventures:

Joint Ventures are entities over which the Company has joint control with one or more unaffiliated entities. The Company conducts a portion of its exploration business through the joint venture YSMC. The joint venture is bound by a contractual agreement which establishes the joint control for each of the venturers.

Joint ventures are accounted for using the equity method of accounting. Under the equity method, the investment in joint venture is recognized in the statement of financial position on the date of acquisition at the fair value of the purchase consideration. The carrying value is subsequently adjusted by the group’s share of the post-acquisition comprehensive income (loss).

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

(e)	Property, plant and equipment:

Property, plant and equipment is recorded at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis to residual values over the estimated useful lives of the assets. Residual values and useful lives are reviewed at least annually. Property, plant and equipment used in exploration is depreciated and included in mineral properties.

Depreciation rates are as follows:
Buildings	20 years
Computer hardware and software	3 years
Equipment and facilities	5 - 20 years
Furniture and fixtures	7 years
Vehicles	3 - 7 years
Leases and leasehold improvements	over the shorter of lease term and
expected useful life of the asset

(f)	Mineral properties:

Exploration and evaluation expenditures

Exploration and evaluation expenditure relates to the initial costs incurred on the search for, and evaluation of, potential mineral reserves and resources. Exploration includes such costs as exploratory drilling, sampling, mapping and other costs involved in searching for ore. Evaluation includes costs incurred to establish the technical and commercial viability of developing mineral properties acquired or identified through exploration. Exploration and evaluation expenditures, net of any option payments or income tax credits received, are deferred until the property is placed into production, sold or abandoned or determined to be impaired. These deferred expenditures are amortized on a units-of-production (“UOP”) basis over the estimated useful life of the property based on proven and probable reserves following commencement of production.

Mine development expenditures

Once it has been determined that the development of a mineral property is commercially and technically viable, as a result of establishing proven and probable reserves, the costs incurred to develop a property are capitalized. These costs include engineering and metallurgical studies; drilling and other related costs to delineate an ore body; the costs of removing overburden to initially expose the ore body prior to the start of mining operations; and, the building of access ways, shafts, drifts, ramps and other infrastructure at underground mines. These capitalized expenditures are amortized on a UOP basis over the estimated useful life of the property based on proven and probable reserves following commencement of production.

Underground mine development costs incurred during production

During the production phase the Company incurs underground development costs for major underground excavation done to establish new access ways. These costs include building new shafts, drifts, ramps, lateral access ways, and other infrastructure to access specific ore blocks which provide probable future economic benefits to the Company. Costs directly attributable to this underground development are capitalized and amortized on a UOP basis over the estimated useful life of the property.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

(g)	Impairment of long lived assets:

At each reporting date, the Company reviews the carrying amounts of its long-lived assets to determine whether there is any indication that those assets are impaired. If such impairment exists, the recoverable amount of the asset is estimated in order to determine the extent, if any, of the impairment. Where the asset does not generate cash flows that are independent from other assets, the Company estimates the recoverable amount of the cash generating unit (“CGU”) to which the asset belongs.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or CGU) is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. An impairment is recognized immediately as an expense.

All capitalized exploration and evaluation expenditures are monitored for indications of impairment. Where a potential impairment is indicated, assessments are performed for each area of interest.

Where an impairment subsequently reverses, the carrying amount of the asset (or CGU) is increased to the revised estimate of its recoverable value, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment been recognized for the asset (or CGU) in prior years. A reversal of an impairment is recognized as income immediately.

(h)	Decommissioning and rehabilitation provisions:

The Company recognizes liabilities for statutory, contractual, constructive or legal obligations for environmental rehabilitation in the period in which it is incurred. The net present value of future rehabilitation cost estimates arising from the decommissioning of plant and other site preparation work is capitalized to the mining assets along with a corresponding increase in the rehabilitation provision. Discount rates using a pre- tax value rate that reflect the time value of money and risks specific to the obligation are used to calculate the net present value. The Company’s estimates are reviewed annually for changes in regulatory requirements, discount rates, effects of inflation and changes in estimates.

Accretion expense is charged to the statement of operations, while adjustments related to changes in estimated cashflows are recorded as increases or decreases in the carrying value of the asset. The capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, a gain or loss is recorded if the actual costs incurred are different from the liability recorded.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

(i)	Share based payments:

The Company has established a share based payment plan as described in note 20. The Company measures share based payments at fair value and recognizes the expense over the vesting period. The Company uses the Black-Scholes option pricing model to determine the fair value of each stock option on the date of the grant. The value of the stock options issued to directors, employees and service providers is expensed or capitalized to mineral properties as share based payment and is credited to the share based payments reserve. The value of the stock options issued to agents in exchange for brokerage services is netted against share capital as share issuance costs and credited to the share based payments reserve.

At the end of each reporting period, the Company re-assesses its estimates of the number of awards that are expected to vest and recognizes the impact of the revisions in the statement of operations.

(k)	Revenue recognition:

Revenue is measured at the fair value of the consideration received. A sale is recognized when the significant risks and rewards of ownership have passed. This is when title and insurance risk has passed to the customer, the amount of revenue can be measured reliably and it is probable that the economic benefits associated with the transaction will flow to the Company.

(l)	Income taxes:

The income tax expense for the period comprises current and deferred taxation. Taxation is recognized in the statement of operations and comprehensive income, except to the extent that it relates to items recognized directly in equity.

Current tax is the expected tax payable on the taxable income for the period, using tax rates enacted or substantively enacted at the reporting date in countries where the Company’s subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions, where appropriate, on the basis of amounts expected to be paid to tax authorities.

Deferred taxation is recognized using the liability method, on unused tax losses, unused tax credits, and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. However, the deferred taxation is not recognized if it arises from initial recognition of an asset or liability in a transaction other than a business combination, that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred taxation is determined using tax rates and laws that have been enacted or substantively enacted by the reporting date and are expected to apply when the related deferred taxation asset is realized or the deferred taxation liability is settled.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity; or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis; or, their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which unused tax losses, unused tax credits, and the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

Additional income taxes that arise from the distribution of dividends are recognized at the same time that the liability to pay the related dividend is recognized.

(l)	Flow-through shares:

The Company has financed a portion of its exploration expenditures through the issuance of flow-through shares. Under the terms of these share issues, the tax attributes of the related expenditures are renounced to subscribers. The premium paid for the flow-through shares in excess of market value is credited to liabilities and included in income when the related tax benefits are renounced by the Company.

(m)	Warrants:

When the Company issues units that are comprised of a combination of common shares and warrants, the value is assigned to common shares and warrants based on their relative fair values. The fair value of the common shares is determined by the closing price on the date of the transaction and the fair value of the warrants is determined based on a Black-Scholes option pricing model.

Those warrants which are denominated in a currency other than the Company’s functional currency are recognized on the consolidated statement of financial position as derivative instruments (note14).

(n)	Earnings per share:

Basic earnings per share is computed by dividing the amount of income / loss for the period by the weighted average number of common shares outstanding during the period.

Diluted earnings per share is calculated using the treasury stock method. Under the treasury stock method, the weighted average number of shares outstanding used in the calculation of diluted earnings / loss per share assumes that the deemed proceeds received from the exercise of stock options, agents' options and share purchase warrants that are "in the money" would be used to repurchase common shares of the Company at the average market price during the period.

(o)	Financial instruments:

Financial assets and financial liabilities, including derivatives, are measured at fair value on initial recognition and recorded on the balance sheet. Measurement in subsequent periods depends on whether the financial instrument has been classified as fair value through profit or loss, available-for-sale, held-to-maturity, loans and receivables or other financial liabilities.

Financial assets and liabilities classified as held-for-trading are measured at fair value with changes in those fair values recognized in the statement of operations. Financial assets and financial liabilities considered held-to-maturity, loans and receivables, and other financial liabilities are measured at amortized cost using the effective interest method of amortization. Available-for-sale financial assets are measured at fair value with unrealized gains and losses recognized in accumulated other comprehensive income until realized, or until a loss in value is determined to be significant or prolonged. Investments in equity instruments classified as available-for-sale that do not have a quoted market price in an active market are measured at cost.

Derivative instruments, including embedded derivatives, are recorded on the balance sheet at fair value. Changes in the fair values of derivative instruments are recognized in the statement of operations with the exception of derivatives designated as effective cash flow hedges. The Company has no such designated hedges.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in profit or loss.

(p)	Foreign currency translation:

The consolidated financial statements are presented in US dollars, which is the Company’s presentation currency.

Items included in the financial statements of each of the Company’s subsidiaries are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). Foreign currency transactions are translated into the functional currency using the exchange rates at the date of transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in a currency other than the functional currency are recognized in the consolidated statement of operations.

Assets and liabilities of entities with non-US dollar denominated functional currencies are translated at the period end rates of exchange and the results of their operations translated at the average rate for the period. The resulting translation adjustments are included in other comprehensive income. Additionally, foreign exchange gains and losses related to certain intercompany loans that are permanent in nature are included in other comprehensive income (loss).

4.	Critical accounting judgments and estimates:

The preparation of financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board requires management to make estimates and judgments that affect the amounts reported in the financial statements. By their nature, these estimates and judgments are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant.

Areas of judgment that have the most significant effect on the amounts recognized in the financial statements include:

•	Recognition of deferred tax on mineral rights
•	Capitalization and impairment of exploration, evaluation and development expenditures
•	Determination of functional currencies
•	Determination that the sale of future gold deliveries to Deutsche Bank represents deferred revenue
•	Applicability of the going concern assumption
•	Determination of commencement of commercial production

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

Critical accounting estimates include:

•	Determination of ore reserves
•	Impairment of property, plant and equipment
•	Decommissioning and rehabilitation provisions
•	Contingent liabilities
•	Share based compensation and valuation of warrants
•	Income taxes
•	Useful lives of assets
•	Asset depreciation rates

5.	Changes in accounting standards:

Accounting standards effective January 1, 2012:

	i)	Amendments to IFRS 7 - Financial Instruments: Disclosures (“IFRS 7”)

In October 2010, the IASB issued the IFRS 7 amendments to enhance the disclosure requirements with regards to the transfer of financial assets. The amendments are effective for annual periods beginning on or after July 1, 2011, with earlier adoption permitted. The Company does not anticipate this amendment to have a significant impact on its consolidated financial statements.

	ii)	Amendments to IAS 12 - Income Taxes (“IAS 12”)

The IAS 12 amendment was issued in December 2010, and provides a solution to determining the recovery of investment properties as it relates to the accounting for deferred income taxes. This amendment is effective for annual periods beginning on or after July 1, 2012, with earlier application permitted. The Company does not anticipate this amendment to have a significant impact on its consolidated financial statements.

Accounting standards effective January 1, 2013:

	i)	IFRS 10 - Consolidated Financial Statements (“IFRS 10”)

Issued in May 2011, IFRS 10 replaces the consolidation guidance previously provided by IAS 27- Consolidated and Separate Financial Statements and SIC 12 Consolidation – Special Purpose Entities. IFRS 10 is effective for annual periods beginning on or after January 1, 2013, with earlier adoption permitted. This new standard redefines the principle of control for all types of entities, being based on exposure or rights to variable returns from the investee and the ability to affect the reporting entity’s returns. The Company is currently evaluating the impact the final standard is expected to have on its consolidated financial statements.

	ii)	IFRS 11 - Joint Arrangements (“IFRS 11”)

IFRS 11 replaces IAS 31 - Interests in Joint Ventures, and SIC 31- Jointly Controlled Entities – Non- Monetary Contributions by Venturers. IFRS 11 establishes a principle based approach to accounting for joint arrangements, in which an entity is involved, by assessing its rights and obligations and classifying the type of joint arrangement based on such an assessment. This standard is effective for annual periods beginning on or after January 1, 2013, with early application permitted. The Company is currently evaluating the impact the final standard is expected to have on its consolidated financial statements.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

iii)	IFRS 12 - Disclosure of Interests in Other Entities (“IFRS 12’)

IFRS 12 requires enhanced disclosure of the Company’s interests in both consolidated and non-consolidated entities to enable readers of the financial statements to evaluate the nature of and risks associated with these interests. This standard is effective for annual periods beginning on or after January 1, 2013, with early application permitted. The Company is currently evaluating the impact the final standard is expected to have on its consolidated financial statements.

iv)	IFRS 13 - Fair Value Measurement (“IFRS 13”)

Issued in May 2011, IFRS 13 sets out a single framework for measurement and disclosure of information regarding fair value measurement. This standard applies when another IFRS requires, or permits, fair value measurements and/or disclosures about fair value measurements. IFRS 13 is effective for annual periods beginning on or after January 1, 2013, with early adoption permitted. The Company is currently evaluating the impact the final standard is expected to have on its consolidated financial statements.

v)	Amendments to IAS 1 - Presentation of Financial Statements (“IAS 1”)

This amendment, issued in June 2011, requires an entity to group items presented in the Statement of Comprehensive Income on the basis of whether they may be reclassified to earnings subsequent to initial recognition. For those items presented before taxes, the amendments to IAS 1 also require that the taxes related to the two separate groups be presented separately. The amendments are effective for annual periods beginning on or after July 1, 2012, with earlier adoption permitted. The Company does not anticipate the application of the IAS 1 amendments to have a significant impact on its consolidated financial statements.

vi)	Amendment to IAS 19 – Employee Benefits (“IAS 19”)

This amendment, issued in June 2011, introduced changes to the accounting for defined benefit plans and other employee benefits. The amendments include elimination of the option to defer, or recognize in full in earnings, actuarial gains and losses, and instead mandates the immediate recognition of all actuarial gains and losses in other comprehensive income, and requires use of the same discount rate for both defined benefit obligation and expected asset return when calculating interest costs. Other amendments include modification of the accounting for termination benefits and classification of other employees. The Company does not anticipate application of IAS 19 amendments to have a significant impact on its consolidated financial statements.

vii)	IFRIC 20 – Stripping Costs in the Production Phase of A Surface Mine (“IFRIC 20”)

In October 2011, the IASB issued IFRIC 20 which clarifies the requirements for accounting for the costs of stripping activity in the production phase when two benefits accrue: (i) usable ore that can be used to produce inventory; and (ii) improved access to further quantities of material that will be mined in future periods. IFRIC 20 is effective for annual periods beginning on or after January 1, 2013, with earlier application permitted, and includes guidance on transition for pre-existing stripping assets. The Company is currently evaluating the impact the new guidance is expected to have on its consolidated financial statements.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

Accounting standards effective January 1, 2015:

i)	IFRS 9 - Financial Instruments (“IFRS 9”)

This new standard for financial instruments is intended to replace IAS 39 - Financial instruments: Recognition and measurement (“IAS 39”), in entirety, in three main phases. IFRS 9 is intended to be principles-based, and less complex than IAS 39. The first phase of IFRS 9 was issued and amended in November 2009 and October 2010, respectively, and addressed the classification and measurement of financial assets and financial liabilities. IFRS 9 requires that all financial assets be classified as subsequently measured at amortized cost or at fair value based on the contractual cash flow characteristics, and the Company’s business model for managing, financial assets. Financial liabilities are classified and subsequently measured at amortized cost, except for financial liabilities classified as at fair value through profit or loss (“FVTPL”), financial guarantees, and other certain exceptions.

In response to delays to the completion of the remaining two phases of the project, on December 16, 2011, the IASB issued amendments to IFRS 9 which deferred the mandatory effective date of IFRS 9 from January 1, 2013 to annual periods beginning on or after January 1, 2015. The amendments also provided relief from the requirement to restate comparative financial statements for the effects of applying IFRS 9.

The Company is currently evaluating the impact the final standard is expected to have on its consolidated financial statements.

6.	Interest and other income (expense)

Interest and other income (expense) is comprised of:

	2011	2010
Gain (loss) on warrants (i)	$97,203	$(100,412)
Loss on derivatives (ii)/(iii)	(19,524)	(7,163)
Provisions for and settlement of lawsuits (iv)	-	(4,612)
Cash settlement of deferred revenue (v)	-	(3,071)
Interest income	57	54
Other	137	251
	$77,873	$(114,953)

(i)

The warrants denominated in Canadian dollars are revalued at each reporting period and the change in fair value recorded in net income (note 14). For year ended December 31, 2011 a gain of $97.2 million was recognized (2010 – $100.4 million loss).

(ii)

As part of the $25.0 million debt issued in the third quarter of 2010, $6.8 million of the proceeds were allocated to a gold embedded derivative arising from the loan repayments being indexed to the gold spot price (note 13). This debt was settled on August 12, 2011 (note 15). Immediately prior to settlement the derivative was revalued resulting in a loss of $11.9 million during the year (revaluation of this derivative at December 31, 2010 resulted in a loss of $5.3 million being recognized).

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

(iii)

Two gold forward contracts were entered into in November 2010 and January 2011 which are accounted for as derivatives. The January 2011 forward contract was settled in June 2011 resulting in a loss $1.4 million during the year (note 13). The fair value of the November 2010 forward contract as at December 31, 2011 was $15 million (note 13) resulting in a loss of $6.1 million being recognized in 2011 (As at December 31, 2010 the fair value of the forward contact was $8.9 million, revaluation resulting in 2010 losses of $1.9 million being recognized).

(iv)

In the third quarter of 2010, the Company settled the dispute between its wholly owned subsidiary, Queenstake Resources U.S.A. Inc. ("Queenstake") and Golden Eagle International Inc. ("Golden Eagle"), arising out of Queenstake's termination in 2009 of Golden Eagle's arrangement to restart operations at the Jerritt Canyon mine. In full settlement, Queenstake paid Golden Eagle a total of $3.5 million and delivered 2 million shares (valued at $1.0 million) to Golden Eagle during the fourth quarter of 2010. The parties agreed to terms of settlement and filed a stipulation to dismiss the case, without any admission of liability by any party. The dismissal included the dismissal with prejudice of counterclaims and third party complaints filed by Golden Eagle against Queenstake, the Company, and François Marland, who currently serves as a Director of the Company. The parties agreed to each bear their own attorney fees and costs. Of the $4.5 million settlement, $1.1 million relating to operating costs was accrued in periods prior to 2010, and $3.4 million was expensed in 2010.

The Company also accrued $1.2 million in 2010 related to the settlement of the class action initiated by certain employees who were laid off in August 2008 (note 26).

(v)

In 2009, the Company received advance payment of $4.8 million for three contracts for 6,508 ounces of gold at an average price of $743 per ounce to be delivered at a series of future dates. It had been the Company’s intention to deliver gold ounces to settle the contracts, however, pursuant to the terms of debt issued in 2010 (note 13), the commitment was settled in cash in August 2010. The price of the settlement was $1,215 per ounce resulting in a loss to the Company of $3.1 million.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

7.	Finance and transactions costs

	2011	2010

Inducement warrants expense (i)	$-	$43,631
Interest on long term borrowings (note 15)	5,784	3,681
Accretion of decommissioning and rehabilitation provisions (note 17)	1,704	1,794
Environmental rehabilitation expense	2,165	-
Transaction costs (note 16)	1,604	-
Interest and other expense	351	2,418
	$11,608	$51,524

(i)	The Company recorded a financing expense that resulted from the non-cash fair valuation of 190.7 million inducement warrants that were issued in 2010.

8.	Inventories

	December 31,	December 31,	January 1,
	2011	2010	2010

Finished goods	$897	$1,597	$1,316
Stockpiled ore	2,542	6,839	-
Purchased ore	435	1,682	5,340
Work in progress	7,179	8,122	558
Materials and supplies	3,423	3,040	2,716
	$14,476	$21,280	$9,930

All of the Company’s inventories on hand are located at the Jerritt Canyon mine in Nevada, USA. Included in cost of sales and depreciation, depletion and amortization expense on the statement of operations are inventory related costs of $49.6 million (December 31, 2010 - $6.3 million) and $nil (December 31, 2010 – $0.5 million), respectively. As at December 31, 2011, there is a net realizable value provision recorded against inventory of $0.5 million (December 31, 2010 - $0.5 million).

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

9.	Restricted funds

	December 31,	December 31,	January, 1
	2011	2010	2010
Chartis commutation account (a)	$25,730	$25,665	$25,580
Chartis money market account (a)	19,791	2,623	-
Gold forward sale performance reserve account (e)	10,000	-	-
Cash restricted to class action settlement (c)	1,761	-	-
Cash restricted for future exploration in Canada (b)	4,984	-	-
Water use license letter of credit (d)	3,036	3,104	2,940
Workmens' compensation self-insurance	-	431	431
Cash pledged as security for letters of credit	508	425	224
	$65,810	$32,248	$29,175

(a)

The Company purchased from American Insurance Group (AIG), now known as Chartis, an environmental risk transfer program (the “ERTP”). As part of the ERTP, $25.7 million was deposited in an interest-bearing account with AIG (the Commutation Account). The Commutation Account principal plus interest earned on the principal is used to fund Jerritt Canyon mine’s ongoing reclamation and mine closure obligations (note 17).

During 2010 the Company was required to provide further surety to the Nevada Division of Environmental Protection (“NDEP”) and the US Forestry Service to fund the ongoing reclamation and mine closure obligations. To meet this additional surety requirement, the Company deposited $2.7 million into two money market accounts with Chartis and provided cash security for two new surety instruments issued to these two agencies. In July and October of 2011 the Company posted an additional $7.2 million, and $9.8 million respectively, to the money market account to satisfy increases in the bonding requirements related to increased coverage requirements and also the construction of a second tailings facility and water storage reservoir currently taking place at Jerritt Canyon.

During the year ended December 31, 2011, the Company earned $0.1 million in interest from the commutation and money market accounts (2010 - $0.1 million).

(b)

During 2010 and 2011, the Company raised funds by way of a private placement of flow-through shares (“FTS”). Under the conditions of this private placement, the funds must be spent in 2011 and 2012 on Canadian Exploration Expenditures (CEE) on properties located in Canada. As at December 31, 2011 a total of $5.0 million is required to fund future exploration, no later than December 31, 2012, under the terms of the FTS subscription agreements issued in 2011.

(c)

During the second quarter of 2011 the Company placed in a segregated account, under the terms of the April 2011 settlement agreement, funds required to settle a class action claim brought upon the Company (note 26).

(d)	The Yukon Territorial Government has letters of credit with the Company which were put in place to secure payment of potential reclamation work relating to the Ketza River project.

(e)

As part of the August, 2011 forward gold purchase agreement, the Company was required to deposit $10 million in an escrow account held in the Company’s name. These funds will be made available when defined production targets have been met (note 16).

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

10.	Property, plant and equipment:

Property, plant and equipment comprise:

			Mobile plant
	Mineral	Land and	and	Construction
	Properties	Buildings	equipment	in Progress	Other	Total
Cost
January 1, 2010	58,341	48,667	56,533	1,360	982	165,883
additions	8,403	-	4,211	995	255	13,864
disposals	-	-	(64)	-	(20)	(84)
impairment	(591)	-	-	-	-	(591)
foreign exchange	3,154	-	60	-	3	3,217
December 31, 2010	69,307	48,667	60,740	2,355	1,220	182,289
additions	22,202	1,682	17,381	39,594	427	81,286
disposals	(10)	-	-	-	-	(10)
foreign exchange	(1,419)	-	(67)	-	(6)	(1,492)
December 31, 2011	90,080	50,349	78,054	41,949	1,641	262,073
Accumulated depreciation
January 1, 2010	-	5,822	11,912	-	560	18,294
depreciation charge
for the year	-	2,867	2,979	-	254	6,100
disposals	-	-	(64)	-	(20)	(84)
foreign exchange	-	-	42	-	1	43
December 31, 2010	-	8,689	14,869	-	795	24,353
depreciation charge
for the year	-	1,751	4,745	-	211	6,707
disposals	-	-	-	-	-	-
foreign exchange	-	-	(25)	-	(2)	(27)
December 31, 2011	-	10,440	19,589	-	1,004	31,033

Carrying amount
January 1, 2010	58,341	42,845	44,621	1,360	422	147,589
December 31, 2010	69,307	39,978	45,871	2,355	425	157,936
December 31, 2011	90,080	39,909	58,465	41,949	637	231,040

At December 31, 2010, a mineral property with a carrying value of $591 thousand was impaired due to abandonment of the project. There was no impairment expense recognized in year ended December 31, 2011. Other tangible fixed assets include office equipment and fixtures held at the corporate office.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

	Jerritt Canyon Ketza River (a)(i)		Silver Valley (a)(ii)	Other (b)	Total
Carrying amount
January 1, 2010	$88,654	$56,729	$1,526	$680	$147,589
Additions	5,225	8,308	189	142	13,864
Impairment	-	-	-	(591)	(591)
Depreciation charge	(5,788)	(270)	-	(42)	(6,100)
Foreign exchange	-	3,079	95	-	3,174
December 31, 2010	88,091	67,846	1,810	189	157,936
Additions	73,727	7,448	46	65	81,286
Disposals	-	(10)	-	-	(10)
Depreciation charge	(6,436)	(213)	-	(58)	(6,707)
Foreign exchange	-	(1,423)	(42)	-	(1,465)
December 31, 2011	155,382	73,648	1,814	196	231,040

(a)	Yukon properties:

	(i)	Ketza River properties, Yukon:

The Company has a 100% interest in the Ketza River property including 593 mining claims and leases, a mill and all associated equipment. The focus of the Ketza River property is gold.

	(ii)	Silver Valley, Yukon:

The Company has a 100% interest in 114 claims and an option to acquire an additional 6 claims from an Optionor.

(b)	Other Yukon Base Metals properties:

	(i)	Greenwood properties:

The Company owns a 75% interest in 31 claims in the Greenwood Mining District in south east British Columbia which are subject to a 2% net smelter returns royalty. The remaining 25% interest in this gold property is owned by Intrepid Minerals Corporation. This property was written down to a nominal amount in 2005.

	(ii)	Money property:

The Company has a 100% interest in 46 claims on this gold, silver and copper property located in south central Yukon. The Company entered into an option agreement with Yukon Zinc Corporation (Yukon Zinc) in August 2005 which allows Yukon Zinc to acquire a 25% interest in the property by making cash payments to the Company of C$40,000 over a five year period and incurring C$150,000 of exploration expenditures over that period. Upon exercise of the initial option, Yukon Zinc will have an additional option to acquire an additional 26% interest in the property by paying the Company C$25,000 in cash or shares upon giving notice of its intent to pursue the additional option and undertaking an additional C$500,000 of exploration expenditures over two years from date of election of the additional option.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

(ii)	Bay property:

The Company staked 36 claims near Watson Lake, Yukon Territory during 2006. These claims are adjacent to claims held by an unrelated third party. The focus of this property, based on preliminary historical geological work, will be silver.

These properties have nominal carrying values.

11.	Other assets

Other assets consist of insurance policies associated with the Company’s ERTP (note 9(a)):

	(a)	Environmental Risk Transfer Program / Reclamation cost cap insurance:

The ERTP purchased from AIG includes a reclamation and mine closure cost cap insurance policy. The insurance policy provides coverage for future reclamation and mine closure costs related to disturbances in existence at June 30, 2003, if they exceed those funded by the Commutation Account (note 9). If these reclamation costs are less than the amount in the Commutation Account, the Company would be refunded the excess cash. In the event that these reclamation costs are more than the Commutation Account balance, the cost cap insurance policy will pay the excess costs up to a defined maximum.

	(b)	Pollution legal liability:

The ERTP also includes a pollution legal liability insurance coverage for third-party damage claims against the Company for both pre-existing pollution conditions and new pollution conditions, for a period of 20 years commencing June 30, 2003.

(c)

The insurance premium paid for the ERTP in June 2003 is being amortized over the estimated proven and probable reserves at the inception of the policy. Amortization of the insurance premium is calculated based on each respective period’s production ounces with respect to the estimated proven and probable reserves.

12.	Related party transactions:

a)

During the year ended December 31, 2011, the Company was charged a total of $0.4 million (2010 - $0.4 million) in legal fees by a law firm in which the corporate secretary of the Company is a partner. The amount owing at December 31, 2011 is $nil (2010 – $0.1 million).

b)

In January 2011 the Company entered into a gold forward contract with a company related by common directors. The liability was settled in June 2011 at which time its fair value was $6.9 million resulting in a loss of $1.4 million being recognized in 2011 (note 13). On January 12, 2012, the Company entered into another forward gold sales contract with the same company for which the Company received advance proceeds of $5.0 million. The agreement specified that 3,665 troy ounces of refined gold is to be sold to the counterparty by June 12, 2012. However, at the option of the counterparty, the Company may be requested to settle the liability through a cash payment of $6.0 million rather than through physical delivery of the gold.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

c)

In July, 2011 the Company entered into a royalty agreement with a company owned by a director of the Company. The royalty agreement arose in connection with the use of proprietary mercury emissions technology, owned by the related party, at Jerritt Canyon. During the year ended December 31, 2011 a total of $0.2 million was charged to the Company under this agreement.

The amounts outstanding are unsecured and will be settled in cash. No expense has been recognized for bad or doubtful debts in respect of the amounts owed by related parties.

d)	Compensation of key management personnel:

The remuneration of directors and other members of key management personnel during the periods was as follows:

	2011	2010
Salaries and directors fees	$1,573	$849
Short-term benefits	32	53
Share-based payments	789	2,713
	$2,394	$3,615

The remuneration of directors and key executives is determined by the compensation committee and is dependent upon the performance of individuals, the performance of the Company, and external market trends.

13.	Forward Contracts

On January 28, 2011, the Company entered into a forward gold sales contract with a related party (note 12) for which the Company received advance proceeds of $5.0 million. The agreement specified that 4,465 troy ounces of refined gold was to be sold to the counterparty by June 30, 2011. In June of 2011 the contract was settled through (i) a cash payment of $5.4 million generated though the sale of 3,465 ounces of refined gold to a third party; and, (ii) the delivery of 1,000 ounces of refined gold with a fair value of $1.5 million at the time of delivery. During the year a net loss on derivative of $1.5 million was recognized which was comprised of a $1.9 million loss recognized for the increase in fair value of the liability from inception to settlement date, offset by a $0.4 million gain recognized on the gross margin for the 1,000 ounces delivered on settlement.

On November 25, 2010, the Company entered into a gold sales contract which specifies that 6,255 troy ounces of refined gold would be sold to the counterparty by May 30, 2011. In return, the Company received an upfront payment of $7.0 million cash. In November 2011 the Company and the counterparty agreed that the gold delivery required to settle the contract would occur in December 2012, and that approximately 2,674 additional ounces would be delivered at that time. The additional ounces to be delivered is based on a 2.25% monthly increase in the ounces of gold to be delivered for each month the contracted gold delivery is outstanding from May 30, 2011.

The terms of the agreement specify that 2,085 oz must be deposited into an escrow account on January 31, 2011, March 31, 2011 and May 30, 2011. However, at the option of the counterparty, the Company may be requested to settle the liability through a cash payment of USD $8,500,000 rather than through physical delivery of the gold. The forward contract has been assessed to be a derivative liability and is recorded at fair value at each reporting date. This derivative liability had a fair value of $15 million as at December 31, 2011, resulting in losses of $6.1 million being recorded for the year ended December 31, 2011. As at December 31, 2010 the fair value of the forward contact was $8.9 million, revaluation resulting in 2010 losses of $1.9 million being recognized.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

14.	Warrants

Due to the Company’s functional currency being the US dollar, the issued and outstanding warrants that have an exercise price that is denominated in Canadian dollars are classified as derivative instruments. The warrants have been recognized as a liability in the statement of financial position with the movement in fair value recorded in net income (loss) at each reporting date.

As at December 31, 2011 the following warrants were outstanding:

			In thousands
							Fair Value	Fair Value
					Warrants		as at	as at
		Exercise	December	Warrants	exercised/	December	December	December
Expiry date	Note 20	price (C$)	31, 2010	issued	expired	31, 2011	31, 2010	31, 2011
June 20 ,2012		3.00	21,426	-	-	21,426	$4,480	$-
February 25, 2011	(b)(viii)	0.08	400	-	(400)	-	314	-
April 24, 2011	(b)(vii)	0.08	3,733	-	(3,733)	-	2,929	-
February 7, 2012	(b)(vi)	0.13	7,550	-	(5,490)	2,060	5,272	334
February 28, 2012		0.13	1,050	-	(750)	300	1,114	49
June 1, 2011	(b)(v)	0.13	10,000	-	(10,000)	-	7,399	-
January 12, 2012		0.32	167,800	-	(143,900)	23,900	95,999	148
January 12, 2012	(b)(vi)	0.13	10,000	-	(10,000)	-	7,382	-
January 12, 2012		0.26	10,250	-	(1,000)	9,250	6,358	319
May 12, 2012	(b)(iii)	0.28	640	-	(640)	-	408	-
August 13, 2013	note 13	0.40	25,000	-	(25,000)	-	18,930	-
May 24, 2013	(b)(i)	0.55	-	33,488	-	33,488	-	1,785
			257,849	33,488	(200,913)	90,424	$150,585	$2,635

The fair value of the warrants was $2.6 million as at December 31, 2011 (December 31. 2010 - $150.6 million; January 1, 2010 – 9.9 million) of which $0.9 million is recognized as a short-term liability. During the year ended December 31, 2011, a gain of $97.2 million was recognized in the consolidated statement of operations and comprehensive income (loss) as a result of changes in the fair value of the warrants (2010 - $100.4 loss), and $57.4 million was recognized in share capital as a result of the fair value of warrants exercised during the year (2010 - $8.2 million).

The warrants were fair valued using an option pricing model with the following assumptions: no dividends are paid, weighted average volatilities of the Company’s share price of 79%, weighted average expected lives of the warrants of 1.0 years, and weighted average annual risk-free rates of 1.01% .

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

15.	Borrowings

In August 2010 the Company issued $25 million in Senior Secured Notes (the "Notes") and 25,000,000 common share purchase warrants (the "Warrants"), raising net proceeds (after transaction costs of $0.2 million) of $24.8 million. Each Warrant entitles the holder thereof to purchase one common share of the Company at a price of C$0.40 per share for a period of three years following closing.

The Notes had a maturity date of December 31, 2012 and were secured by a charge over all the assets of the Company's wholly owned subsidiaries, Queenstake Resources Ltd. ("QRL") and Queenstake Resources U.S.A. Inc. ("Queenstake US") as well as a share pledge over all shares in QRL and Queenstake US. The Notes were to be repaid through monthly cash installments based on a notional amount of approximately 284,114 shares of SPDR GLD Gold Shares (an exchange listed fund trading on the NYSE and other global exchanges). The Company guaranteed a minimum rate of return of 5% per annum on the aggregate principal amount over the term of the Notes. In connection with the closing, a finder's fee in the amount of 4% of the gross proceeds raised was payable in shares of the Company.

Of the total proceeds of $24.8 million, $5.7 million was allocated on initial recognition to the warrants which are classified as a derivative. The fair value of the 25 million warrants was calculated using the Black-Scholes model assuming a risk-free interest rate of 1.91% per annum, an expected life term of 3 years, expected volatility of approximately 86% and no dividends. A further $6.8 million was allocated to the gold embedded derivative arising from the loan repayments being indexed to the gold spot price. This resulted in an initial liability being recorded of $12.3 million representing the Company’s residual debt. The carrying amount of the liability is accreted to the face value of the notes over the term of the notes. Accretion included in finance and transactions costs totaled $5.8 million for the year ended December 31, 2011 (2010 - $3.7 million), based on an effective interest rate of 78%.

On August 12, 2011 the Notes were settled in entirety. Immediately prior to the settlement the fair value of the derivative liability was determined to be $19.1 million. The Company has included the resulting change in the fair value in the consolidated statement of operations and comprehensive loss (note 6(ii)).

At inception:
Loan proceeds net of transaction costs	$24,800
Less value attributable to warrants	(5,759)
Carrying value of loan at August 13, 2010	19,041

Interest accretion	3,681
Movement on fair value of embedded gold derivative	5,268
Less payments made	(4,034)
Carrying value of loan at December 31, 2010	$23,956

Interest accretion	5,784
Movement on fair value of embedded gold derivative	11,898
Less payments made	(41,638)
Carrying value of loan at December 31, 2011	$-

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

16.	Deferred revenue

On August 12, 2011, the Company entered into a Forward Gold Purchase Agreement (the “Agreement”) with Deutsche Bank, AG, London Branch (“Deutsche Bank”), which holds more than 10% of the Company’s issued and outstanding common shares. Under the Agreement the Company received a gross prepayment of $120 million (the “Prepayment”), of which net cash proceeds of $73.5 million were received on August 12, 2011. The net cash proceeds represent the $120 million Prepayment net of: (i) $10 million deposited into an escrow account in the Company’s name to be made available upon the Company achieving defined production targets (Note 9(e)); (ii) the $29.9 million settlement of the outstanding Notes (note 15); and, (iii) $6.6 million in transaction and legal costs. The Agreement is guaranteed by the Company and involves the registration of various charges against certain assets of the Company in favour of Deutsche Bank.

Under the terms of the Agreement, the Company has sold to Deutsche Bank, a Contract Quantity of Gold in the amount of 173,880 ounces to be delivered to Deutsche Bank over a forty-eight month term commencing September 2011. The scheduled future gold deliveries to Deutsche Bank are: (i) 1,000 ounces per month during the first six months of the term; (ii) 2,000 ounces per month for the following six months of the term; and, (iii) 4,330 ounces per month for the final thirty-six months of the term (the “Future Gold Deliveries”).

In addition to the Prepayment, Deutsche Bank will make additional payments to the Company for the Future Gold Deliveries, the amounts being determined by the number of ounces delivered multiplied by the market price of gold, less a minimum price of US$850 per ounce, and up to a maximum price of US$1,950 per ounce. Any shortfall in the number of gold ounces delivered compared to that scheduled under the terms of the Agreement will result in the Company being obligated to pay a US dollar amount equal to the market price of gold per ounce on the scheduled delivery date, multiplied by the shortfall number of gold ounces (the “Shortfall”).

Interest will be charged on the Shortfall at the LIBOR rate plus 2% per annum (based on 360 days/year) and would be due on demand. However, under the Agreement the Company may deliver a monthly Shortfall in gold, plus interest, if it can do so within fourteen days of the scheduled monthly delivery date. The Company is only allowed to exercise this late delivery right no more frequently than four times in total during the term of the Agreement, and no more frequently than during two consecutive calendar months.

As of December 31, 2011, the Company has delivered 4,000 ounces under the terms of the Agreement and has an obligation to deliver a further 169,880 ounces in the scheduled future periods described above. The current portion of deferred revenue represents the revenue expected to be recognized in the following twelve months in respect of the gold to be delivered pursuant to the Agreement. As at December 31, 2011 $21.6 million and $95.6 million represent the current and long-term deferred revenue, respectively, for the remaining ounces to be delivered under the Agreement.

The Company incurred $7.6 million of fees to parties involved in the Agreement, of which $1.6 million was expensed as transaction costs and the balance of $6.0 million paid to Deutsche Bank deferred based on the direct relationship the fees have with the revenue expected to be recognized in future periods. As such the deferred fees are being amortized based on the ounces to be delivered under the terms of the Agreement. As of December 31, 2011 the net book value of this deferred fee was $5.9 million, $1.1 million of which is current and included in Accounts receivable and other.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

17.	Decommissioning and rehabilitation provisions:

	December 31,	December 31,
	2011	2010

Balance, beginning of year	$41,071	$38,987
Accretion expense	1,704	1,794
Foreign exchange	(77)	180
Reclamation spending	(64)	(44)
Revisions in estimates of liabilities and additional obligations	4,914	154
	$47,548	$41,071

As at December 31, 2011 and 2010 all of the asset retirement obligations were long-term in nature.

The Company’s asset retirement obligations consist of reclamation and closure costs for both active mines and exploration activities. The present value of obligations relating to active mines is currently estimated at $44.1 million (2010 - $37.6 million) reflecting payments for approximately the next 24 years. The present value of obligations relating to exploration activity in the Yukon is currently estimated at $3.5 million (2010 - $3.4 million) reflecting payments for approximately the next 13 years. Significant reclamation and closure activities include land and water rehabilitation, demolition of buildings and mine facilities, ongoing care and maintenance, and other costs.

The undiscounted value of this liability is $60.7 million (2010 - $61.3 million). Inflation rate assumptions of 1.7% and discount rates of 2.6 – 3.6% have been used to determine the fair value of the obligation. The 2011 revision in estimates of liabilities and additional obligations is primarily due a decrease in the risk free rate used to determine the present value of the active mines from 4.2% used for 2010, to 2.6% used for 2011. An accretion expense component of $1.7 million (2010 - $1.8 million) has been charged to finance and transaction costs note 7).

18.	Other long-term liabilities

	December 31,	December 31,	January 1,
	2011	2010	2010

Finance leases	$19	$50	$80
Current portion of capital leases	(19)	(32)	(30)
	$-	$18	$50

The Company has two finance lease obligations with respect to mine equipment in use at Jerritt Canyon. The lease obligations bear interest at rates between 8 and 9 percent. The current portion is included in accounts payable and accrued liabilities.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

19.	Income taxes

	2011	2010
Current tax recovery	$-	$-
Adjustments in respect of prior years	(676)	(1,555)
Total current tax recovery	$(676)	$(1,555)
Deferred tax expense (recovery)	$484	$(75)
Adjustments in respect of prior years	-	-
Total deferred tax expense (recovery)	$484	$(75)
Income tax expense (recovery)	$(192)	$(1,630)

Income tax expense reported differs from the amount computed by applying the combined Canadian federal and provincial income tax rates, applicable to Yukon-Nevada Gold Corp., to the income (loss) before the tax provision due to the following:

	2011	2010
Income (loss) before income taxes	$26,190	$(192,018)
Canadian federal and provincial income taxe rates	26.5%	28.5%
Income tax expense based on Canadian federal and provincial income tax rates	6,940	(54,725)
Increase (decrease) attributable to:
Non-deductible (taxable) expenditures	(21,951)	16,212
Non-deductible share based payments	478	1,172
Changes in unrecognized deferred tax assets	16,706	26,364
Effects of different statutory tax rates on earnings of subsidiaries	(3,957)	(1,870)
Effercy of foreign currency exchange rate change	566	(1,453)
Other	1,026	12,670
	$(192)	$(1,630)

The significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,	December 31,	January 1,
	2011	2010	2010
Deferred tax assets:
Decommisioning and rehabilitation provision	$943	$1,532	$1,411
Non-capital and net operating loss carry forwards	8,139	1,754	323
Unrealized foreign exchange	-	117	2
Excess tax value of property plant and equipment over book value	344	168	210
Other	-	-	914
	$9,426	$3,571	$2,860

Deferred tax liabilities:
Mineral properties	$(25,100)	$(18,105)	$(16,814)
Flow-through share premium	(918)	(1,158)	-
Other	(945)	(854)	-
	$(26,963)	$(20,117)	$(16,814)
	$(17,537)	$(16,546)	$(13,954)

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

The following is the amounts of deferred tax assets (liabilities) presented in the consolidated statements of financial position:

	December 31,	December 31,	January 1,
	2011	2010	2010
Deferred tax asset	$-	$-	$895
Deferred tax liabilities	(17,537)	(16,546)	(14,849)
Net deferred tax liabilty	$(17,537)	$(16,546)	$(13,954)

During 2011, the Company recorded a premium on flow-through shares issued of $0.5 million (2010 - $1.2 million), which has been included as part of the deferred tax liabilities.

During 2011, the Company renounced C$6.1 million (2010 - $nil) of Canadian Exploration Expenditures to flow-through shareholders. The result of this renunciation was that the "Cumulative Canadian Exploration Expenditures" pool of the Company was reduced and a $1.8 million (2010 - $nil) deferred tax liability was recorded on the date of filing the renunciation and a deferred tax expense recognized. In addition, during 2011 the Company released $0.8 million (2010 - $nil) of the flow-through share premium discussed above that offset the deferred tax liability and related expense recorded on renunciation.

Unrecognized deductible temporary differences, unused tax, and unused tax credits losses are attributable to the following:

	2011	2010
Decommisioning and rehabilitation provision	$43,341	$36,162
Non-capital and net operating loss carry forwards (i)	178,621	143,253
Share issuance costs	1,573	3,225
Unrealized foreign exchange losses	3,364	2,023
Tax value of property plant and equipment in excess of book	13,561	4,554
Other temporary differences	26,138	31,623
	$266,598	$220,840

(i)      The unrecognized tax losses will expire between 2012 and 2031.

The Company has income tax loss carry-forwards of approximately $201.6 million (2010 - $136.1 million) for both Canadian and U.S. tax purposes. Through a change of control provision under U.S. tax law (IRC Section 382), a limitation over the application of U.S. tax loss carry-forwards is triggered. As a result of the 2008 private placement, the Company will have an annual limitation of $0.3 million applicable to the pre-2009 U.S. tax losses available to offset future U.S. taxable income. In addition, the 2010 private placement combined with market trading transactions trigger an annual limitation of $5.9 million applicable to the post-2008 (but pre-2011) U.S. tax losses available to offset future U.S. taxable income.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

The loss carry-forwards if unused expire as follows for both the Canadian and U.S. tax jurisdictions:

	Canadian Tax	U.S. Tax
	Jurisdictions	Jurisdictions	TOTAL
2010-2020	$1,795	$3,129	$4,924
2021	-	278	278
2022	-	165	165
2023	-	1,217	1,217
2024	-	2,213	2,213
2025	-	3,361	3,361
2026	1,627	2,353	3,980
2027	3,128	-	3,128
2028	2,746	43,834	46,580
2029	1,358	38,620	39,978
2030	1,060	32,245	33,305
2031	3,625	58,822	62,447
	$15,339	$186,237	$201,576

20.	Share capital and share based payments:

	(a)	Authorized share capital consists of an unlimited number of common shares

	(b)	Common shares issued and outstanding:

(i)

On May 24, 2011, the Company closed a private placement for gross proceeds of $14.7 million, from the issuance of an aggregate of 33,488,372 units at price of C$0.43 per unit. Each unit consisted of one common share and one share purchase warrant exercisable to purchase one additional common share at a price of C$0.55 per share within twenty-four months of closing of the private placement. Of the $14.7 million proceeds $8.1 million was attributed to common shares, and $6.6 million was attributed to the warrants. There was no finder's or commission fee payable on the private placement.

(ii)

On March 2, 2011, the Company closed a private placement for gross proceeds of $7.2 million, from the issuance of an aggregate of 8,334,882 flow-through shares (the "FT Shares") at C$0.85 per FT Share. There was no finder's or commission fee payable on the private placement.

(iii)

In May 2010, the Company closed private placements for gross proceeds of $9.2 million from the issuance of an aggregate of 34.6 million FT Shares at C$0.275 per FT Share in two tranches. In connection with the private placement, the Company paid a commission of $0.6 million cash and 0.7 million share purchase warrants (the "Agent's Warrants"). Each Agent's Warrant will entitle the Agent to purchase one Common Share of the Company for a period of two years at an exercise price of C$0.275 per Common Share. The proceeds from the private placements will be used on the continued exploration of the Company's Ketza River Property, Yukon Territory.

(iv)

On March 26, 2010, the Company closed its $4.8 million non-brokered private placement for a total of 22.7 million common shares at a price of C$0.22 per Share. There was no finder's or commission fee payable on the private placement.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

(c)	Stock options:

The Company has a stock option plan (the Plan) in place under which the Board of Directors may grant options to acquire common shares of the Company to directors, employees and service providers. Under the terms of the Plan, the number of securities issuable to insiders, at any time under old security based agreements, cannot exceed 10% of the issued and outstanding securities. The options vest over a variable period of time up to three years dependent upon the individual’s role and any specified performance criteria.

Under the fair value method, the total fair value of the stock based compensation recognized during the year ended December 31, 2011 was $3.2 million (2010 - $4.9 million). Of this $1.4 million is included in cost of sales (2010 - $0.7 million), and $1.8 million is included in general and administrative expense for the year ended December 31, 2011 (2010 – $4.1 million). The weighted average fair value of the options at the date of grant has been estimated using the Black-Scholes option pricing model using the following assumptions:

Date of grant	Nov. 2006 - Dec. 2011
Number of options (in thousands)	60,212
Exercise price	$0.15 - $2.77
Contractual life	5 years
Risk free rate	1.5% - 3.4%
Expected volatility	98% - 139%
Dividend yield	N/A
Employee turnover	0%
Early exercise	at rates dependent upon seniority and potential gain from exercise

Continuity of stock options outstanding is as follows:

	Options	Weighted
	outstanding	average exercise
	(000's)	price (C$/option)
At January 1, 2010	26,037	0.40
Granted	37,615	0.33
Exercised	(2,398)	0.21
Expired	(700)	0.60
Forfeited	(7,117)	0.33
At December 31, 2010	53,437	0.37
Granted	7,920	0.46
Exercised	(182)	0.19
Expired	(588)	0.92
Forfeited	(375)	0.15
At December 31, 2011	60,212	0.38

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

The following information pertains to the options outstanding at December 31, 2011:

Outstanding				Vested
		Weighted	Weighted		Weighted	Weighted
		average	average		average	average
	Options	exercise	remaining	Options	exercise	remaining
Exercise Price	outstanding	price	contractual	outstanding	price	contractual
(C$)	(000's)	(C$/option)	life (years)	(000's)	(C$/option)	life (years)

0.15-0.31	21,540	0.19	2.83	20,040	0.18	2.81
0.32-0.82	36,016	0.37	3.60	24,264	0.38	3.67
0.83-1.60	200	1.60	1.24	200	1.60	1.24
1.61-1.75	1,706	1.73	0.61	1,706	1.73	0.61
1.76-2.77	750	2.77	0.01	750	2.77	0.01
	60,212	0.38	3.19	46,960	0.39	3.12

21.	Net change in non-cash operating working capital:

	2011	2010

Accounts receivable and prepaid expenses	$(2,988)	$(777)
Inventories	6,697	(10,862)
Accounts payable and accrued liabilities	(16,724)	10,124
	$(13,015)	$(1,515)

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

22.	Investment in joint venture:

The following amounts relate to the Company’s interest in YS Mining Inc. (“YSM”), a joint venture that has been recognized as an equity investment:

	December 31,	December 31,
	2011	2010

Ownership percentage	41.7%	41.7%

Opening	$2,445	1,353
Company's share of earnings/(loss)	(370)	(188)
Additions	-	1,000
Capital distribution (i)	(2,134)	-
Adjustment on currency translation	59	$280
Closing	$-	$2,445

(j)

During the fourth quarter of 2011 the joint venture shareholders of YSM agreed to dissolve YSM. This was done by way of a Corporate Dissolution Agreement (the “Agreement”); and, the shareholders of YSM executing a consent resolution authorizing the dissolution of YSM (the “Resolution”).

The Resolution and the Agreement were both dated and executed on October 18, 2011. The agreed upon process of dissolving YSM being as follows: (i) YSM settling all outstanding liabilities; (ii) YSM distributing the remaining assets, consisting of cash, to each shareholder pro-rata based on each shareholders’ percentage ownership (the “Capital distribution”); and, (iii) YSM filing an application of dissolution, and proceeding with other legal requirements necessary to dissolve YSM, with each YSM shareholder being responsible to pay all remaining liabilities arising from dissolving YSM pro-rata based on shareholder ownership.

Having settled all liabilities, YSM made the capital distribution whereby the Company received a C$2.2 million distribution on October 25, 2011. As at December 31, 2011 an application of dissolution had yet to be filed and YSM had yet to be dissolved.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

23.	Segmented information

The Company’s operations are primarily related to the acquisition, exploration and production of gold in North America. As of December 31, 2011, the Company had one producing gold mine located in Nevada, USA and exploration properties in Canada (Yukon) and the USA. For the year ended December 30, 2011 and 2010, 100% of the Company’s gold production was sold through a single broker.

The Company’s operating segments reflect the Company’s geographical operations and are reported in a manner consistent with the internal reporting provided to the chief operating decision maker, the Chief Operating Officer.

	As at December 31, 2011			As at December 31, 2010
	USA	Canada	Total	USA	Canada	Total

Current Assets	$23,189	$2,090	$25,279	$23,697	$2,087	$25,784

Restricted cash	57,282	8,528	65,810	26,096	6,152	32,248
Property, plant and equipment	155,383	75,657	231,040	88,092	69,844	157,936
Deferred transactions costs	4,781	-	4,781	-	-	-
Other assets	736	-	736	-	828	828
Investment in Joint Venture	-	-	-	-	2,445	2,445
Total Assets	$241,371	$86,275	$327,646	$137,885	$81,356	$219,241

Liabilities	206,974	30,887	$237,861	$82,909	$56,564	$139,473
Warrants			2,635	-	-	150,585
Total Liabilities			$240,496			$290,058

	Year ended			Year ended
	December 31, 2011			December 31, 2010
	USA	Canada	Total	USA	Canada	Total
Capital Expenditure	$73,727	$7,559	$81,286	$5,225	$8,639	$13,864

Revenue	$105,116	$-	$105,116	$71,370	$-	$71,370
Cost of sales	130,975	-	130,975	82,943	-	82,943
Gross profit	(25,859)	-	(25,859)	(11,573)	-	(11,573)

Depletion and depreciation	6,618	58	6,676	5,384	44	5,428
Impairment expense	-	-	-	745	-	745
Exploration expenditure	781	-	781	963	-	963
Share based payment	-	1,803	1,803	-	4,071	4,071
Foreign exchange gain/(loss)	-	1,769	1,769	-	(197)	(197)
Recovery/(provision) for income taxes	-	192	192	-	1,630	1,630
Income/(loss) from Joint Venture	-	(370)	(370)	-	(188)	(188)
General and administrative	-	-	6,355	-	-	2,376
Investment and other income	-	-	77,873	-	-	(114,953)
Finance and transactions costs	-	-	(11,608)	-	-	(51,524)
Net Income/(loss)	$(33,258)	$(270)	$26,382	$(18,665)	$(2,870)	$(190,388)

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

24.	Management of Capital

The Company manages its common shares, stock options, warrants and debt, net of cash and cash equivalents as capital. At December 31, 2011 the Company held the following as capital:

	2011	2010
Equity (Deficiency)	$87,150	$(70,817)
Debt	-	23,956
	87,150	(46,861)
Less cash and cash equivalents	2,261	-
	$84,889	$(46,861)

The Company’s objectives in managing capital are to safeguard its ability to continue as a going concern to provide returns for shareholders and benefits for other stakeholders. To meet this objective the Company will attempt to ensure it has sufficient cash resources to pursue the exploration and development of its mineral properties and fund potential acquisitions and maintain necessary personnel, supplies and equipment at its Jerritt Canyon operations.

To support these objectives the Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and risk characteristics of underlying assets. To maintain or adjust its capital structure, the Company may attempt to issue new shares, issue new debt, acquire or dispose of assets or adjust the amount of cash and cash equivalents. In order to maximize the exploration and development efforts, the Company does not pay out dividends.

The Company’s investment policy is to invest its cash in highly liquid short-term interest-bearing investments with maturities of 90 days or less from the original date of acquisition, selected with regards to the expected timing of expenditures from continuing operations. During 2011, the Company obtained additional funds by: (i) receiving $120 million through a forward gold sale agreement (Note 16); (ii) raising $14.7 million by closing a private placement of units consisting of common shares and share purchase warrants (Note 20(b)(i)); and, by raising $7.2 million from the issuance of flow-through shares (Note 20(b)(ii)).

At December 31, 2011, there was no externally imposed capital requirement to which the Company is subject, which the Company has not complied with.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

25.	Financial Instruments:

The Company’s financial instruments consist of cash and cash equivalents, receivables, restricted funds, accounts payable, accrued liabilities, borrowings, and derivative assets and liabilities. The Company’s derivative liabilities include forward contracts, the embedded gold derivative component of borrowings, and warrants. Derivative assets are forward metal put option contracts the Company owns, and are outstanding, at the reporting date.

a) Financial assets and liabilities classified as Fair Value Through Profit or Loss (FVTPL):

The Company’s financial assets and liabilities classified as FVTPL are all Held for trading and therefore are carried at fair value with changes in fair value recorded in income. Interest income and expense are both recorded in income. The Company’s Held for trading financial assets and liabilities include cash and cash equivalents, restricted funds, and derivative assets and liabilities.

The Company’s Held for trading derivative financial assets and liabilities are as follows:

	December 31,	December 31,	January 1,
	2011	2010	2010
Current derivative assets
Forward metal sale options (i)	$3	$-	$-
Current derivative liabilities
Gold derivative embedded in borrowings (note 15)	$-	$5,110	$-
Derivative forward contracts (note 13)	15,003	8,901	-
Warrants (note 14)	850	10,642	3,179
	$15,853	$24,653	$3,179
Non-current derivative liabilities
Gold derivative embedded in borrowings (note 15)	$-	$5,885	$-
Warrants (note 14)	1,785	139,943	6,678
	$1,785	$145,828	$6,678

(i)

During the fourth quarter of 2011 the Company began employing forward metal sale options (“Puts”) to manage exposure to fluctuations in metal prices. The Puts are presented on the consolidated statement of financial position as a component of Accounts receivable and other. These derivative assets are recorded at fair value with changes in fair value being recognized in net income (loss). During 2011 a total expense of $82 thousand was recorded relating these Puts; $12 thousand of which is an unrecognized loss on a single Put outstanding at December 31, 2011 with a fair-value of $3 thousand.

b)      Other categories of financial instruments:

Accounts receivables are classified as loans and receivables. Accounts payable and accrued liabilities, as well as the debt component of borrowings are classified as other liabilities and are measured at amortized cost, using the effective interest method of amortization. The fair values of accounts receivables, accounts payable and accrued liabilities approximate the carrying value because of the short term nature of these instruments.

The fair value of borrowings was determined using discounted cash flows at prevailing market rates and the fair value is approximately equal to the carrying value of the debt.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

c)        Fair value measurements of financial assets and liabilities

The categories of fair value hierarchy that reflect the significance of inputs used in making fair value measurements are as follows:

•	Level 1 – quoted prices in active markets for identical assets or liabilities;
•	Level 2 – inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and
•	Level 3 – inputs for the asset or liability that are not based on observable market data.

An assessment of the company’s financial instruments carried at fair value is set out below:

December 31, 2011	Level 1	Level 2	Level 3	Total
Financial Assets
Cash and cash equivalents	$2,261	$-	$-	$2,261
Restricted funds	65,810	-	-	65,810
Accounts receivable	2,135	-	-	2,135
Derivative asset	-	3	-	3
	$70,206	$3	$-	$70,209
Financial Liabilities
Current and non-current warrants	-	2,635	-	2,635
Derivative forward contracts	-	15,003	-	15,003
	$-	$17,638	$-	$17,638

December 31, 2010
Financial Assets
Restricted funds	32,248	-	-	32,248
Accounts receivable	1,043	-	-	1,043
	$33,291	$-	$-	$33,291
Financial Liabilities
Current and non-current borrowings
(note 13)	$-	$-	$23,956	$23,956
Current and non-current warrants	-	150,585	-	150,585
Derivative forward contracts	-	8,901	-	8,901
	$-	$159,486	$23,956	$183,442

(i)	The fair value measurement methodologies used for the level 3 input was as follows:

The fair valuation of the embedded gold derivative component of the Notes (note 15) was determined using a present value technique based on a combination of forward gold curve prices as at December 31, 2010 and August 12, 2011 (when the Notes were settled), and unobservable inputs. The effective interest rate applied to the underlying debt host was 78% based on repayments indexed to the gold price and a guaranteed return to the holder of 5% per annum on the principal amount

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

(ii)	The fair value measurement methodologies used for the level 2 inputs were as follows:

	a.	The derivative asset Puts are measured indirectly using observable market prices on the reporting date for Puts with similar terms as those owned by the Company.

b.

The fair value of the derivative liability forward contracts (note 13) are calculated using quoted forward gold curve prices applied to the amount of ounces the Company is obligated to deliver under the terms of the forward contract liability.

The fair value of derivative liability warrants (note 14) is calculated using an option pricing model with the following assumptions: no dividends are paid, weighted average volatilities of the Company’s share price of 79%, weighted average expected lives of the warrants of 1.0 years, and weighted average annual risk-free rates of 1.01%.

d)      Financial Risk Management

The Company is exposed to the certain risks through its use of financial instruments, including market risk (currency risk, interest rate risk and commodity price risk), credit risk, and liquidity risk.

The Company manages its exposure to risk through the identification and analysis of risks faced by the Company, setting appropriate risk limits and controls, and monitoring those risks and adherence to the limits and controls that are established. Risk management is carried out by senior management under the approval of the Board of Directors. Risk management practices are reviewed regularly by senior management and the Audit Committee to reflect changes in market conditions and the Company’s activities.

Market risk:

Market risk is the risk or uncertainty arising from possible market price movements and their impact on the future performance of the business. The market price movements that could adversely affect the value of the Company’s financial assets, liabilities and expected future cash flows include foreign currency risk, interest rate risk and commodity price risk.

(i)	Currency risk:

The Company is exposed to foreign currency risk due to fluctuations in the value of the Canadian dollar. Foreign currency risk arises from purchase transactions as well as financial assets and liabilities denominated in Canadian dollars.

The Company manages this risk by maintaining funds in Canadian dollars to support the cash requirements of those operations. The Company does not use any foreign exchange contracts to hedge these currency risks.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

The Company is exposed to currency risk through its cash and cash equivalents, accounts receivable, restricted funds, and accounts payable and accrued liabilities denominated in Canadian dollars as follows, based on notional amounts:

In thousands of CAD	December 31, 2011
Cash and cash equivalents	$259
Accounts receivable	1,791
Restricted funds	3,607
Accounts payable and accrued liabilities	11,785

Based on the above net exposures as at December 31, 2011, a 10% appreciation or depreciation in the Canadian dollar against the US dollar, assuming all other variables remain constant, would result in a $0.5 million increase or decrease, respectively, in operating results and shareholders’ equity.

(ii)	Interest rate risk:

Interest rate risk is the risk that the future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

The Company’s cash and cash equivalents contain highly liquid investments that earn interest at market rates. The Company manages its interest rate risk by maximizing the interest earned on excess funds while maintaining the liquidity necessary to fund daily operations. Fluctuations in market interest rates do not have a significant impact on the Company’s results from operations due to the short term to maturity of the investments held.

(iii)	Commodity price risk:

The profitability of the Company is directly related to the market price of gold because revenues are derived primarily from gold mining. Gold prices are affected by numerous factors beyond the Company’s control, including central bank sales, producer hedging activities, the relative exchange rate of the US dollar with other major currencies, global and regional demand and political and economic conditions. Worldwide gold production levels also affect gold prices, and the price of gold is occasionally subject to rapid short-term changes due to speculative activities. The Company has entered into forward metal sale option contracts (“Puts”) to reduce exposure to the fluctuation of future gold prices. The Company’s outstanding derivative liability forward contract (note 13), as well as a non-financial deferred revenue liability(Note 16), which are to be settled with the future delivery of gold are referenced to the gold spot price. Increases in the price of gold will increase the costs of settlement of these items.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

Credit risk:

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations.

(i)	Cash and cash equivalents

The Company manages its credit risk on cash and cash equivalent balances by maintaining balances with Tier 1 Canadian banks with a Standard & Poor’s rating of AA. As at December 31, 2011 $nil of cash and cash equivalents were held as short-term deposits.

(ii)	Restricted funds

The Company has funds of $45.5 million included in restricted funds (note 9 (a)) with a third party insurer with a Standard & Poor’s rating of A+ to fund future reclamation costs at Jerritt Canyon. The Company maintains title to these funds should the third party be in default of their obligations or enters into bankruptcy protection.

Also included in restricted funds is $10.0 million in an escrow account held in the Company’s name at a European bank with a Standard & Poor’s rating of A+ (note 9(e)). These funds relate to the forward gold purchase agreement (note 16), and will be made available to the Company when defined production targets are achieved.

Funds raised through the issuance of FTS, of which $5.0 million are restricted for future exploration in Canada (Note 9(b)), are on deposit with a Tier 1 Canadian bank with a Standard & Poor’s rating of AA-. As at December 31, 2011 $nil of this restricted funds were held as short-term deposits.

The Company also has $1.8 million of restricted funds held on deposit with a U.S. Bank with a Standard and Poor’s rating of A+ , these funds are restricted for the settlement of a class action suit (notes 9(c), and 26(a)). As at December 31, 2011 $nil of this restricted funds were held as short-term deposits.

The remaining $3.5 million in restricted funds at December 31, 2011, which relate to a water use license letter of credit and cash pledged as security for letters of credit (note 9), are held as short term deposits with a Tier 1 Canadian bank with a Standard & Poor’s rating of AA-.

(iii)	Accounts receivable and prepaid expenses

Significant deposits and receivables are either held by or due from government agencies and principally relate to goods and services input tax credits.

The Company minimizes credit risk by reviewing the credit risk of the counterparty to the arrangement and has determined that there were no receivables which were considered impaired or otherwise uncollectible.

The ageing of receivables at the reporting date was as follows:

	Less than 3	4 to 12	1 to 2 years	Greater than
	months	months		2 years
Accounts receivable	$384	1,257	297	197

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

Liquidity risk:

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk through forecasting its cash flows from operations and anticipating investing and financing activities. Senior management is actively involved in the review and approval of planned expenditures and typically ensures that it has sufficient cash on demand to meet expected operating expenses for 60 days.

At December 31, 2011 the cash balance of the Company was $2.3 million.

The following are the contractual maturities of the undiscounted cash flows of financial liabilities at December 31, 2011:

	Less than 3	4 to 12	1 to 2 years	Greater than
	months	months		2 years
Account payable and accrued liabilities	$40,515	−	−	−
Finance lease obligations	8	11	-	-
Operating lease obligations	55	166	221	367
Decommissioning and rehabilitation provisions	-	-	-	60,736
	$40,578	$177	$221	$61,103

26.	Commitments and contingencies:

a)

Queenstake has been named as a defendant in a class action lawsuit initiated by certain employees who were laid off in August 2008 (the “Plaintiffs’”). The action is for an alleged violation of the Federal Worker Adjustment and Retraining Notification (“WARN”) Act, Employment Retirement Income Security Act, and State Labor Laws and to foreclose on labor liens not yet filed. When the mine closed, the Company took steps to pay out these obligations from available cash at the time, which was half of the amount required under the Federal WARN Act. In April 2011, the two parties agreed to a settlement and funds were subsequently placed into a segregated account to satisfy all outstanding legal obligations caused by the August 2008 shutdown (note 9(c)). On August 8, 2011, the Plaintiffs’ motion for a preliminary approval of the settlement was granted, and the final fairness hearing approving the settlement occurred on December 12, 2011. The Company subsequently paid the obligations pertaining to the WARN portion of the settlement to the third party administrator ($2.0 million) to be distributed to former employees and the remaining obligations will be paid out in the first quarter of 2012. The Company and Queenstake believe there are no further obligations with respect to this action.

b)

On April 22, 2009, the Company received a notice of complaint from the U.S. Department of Justice representing the Environmental Protection Agency (EPA), alleging the Company had violated specific provisions of the Resource Conservation and Recovery Act relating to the generation, storage, handling, and disposal of hazardous wastes at the Jerritt Canyon facility. The Company has responded to the allegations and has held discussions with the EPA on the matter in order to determine the nature of the violations, with further discussions to follow in the first quarter of 2012. The EPA is continuing to monitor the Company’s ongoing compliance program and discussions on settling these matters without admitting liability are actively underway while the EPA action has been tolled by mutual consent. The final outcome and the extent of any potential liability or settlement payment(s), if any, is not yet determinable.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

c)	Lease Commitments:

The Company is committed under various operating leases to the following annual minimum payments:

2012	$221
2013	221
2014	210
2015	157
$809

27.	Reconciliation between Canadian Generally Accepted Accounting Principles and IFRS:

These consolidated financial statements represent the first annual financial statements of the Company and its subsidiaries prepared in accordance with IFRS, as issued by the IASB. The Company adopted IFRS in accordance with IFRS 1, ‘First-time Adoption of International Financial Reporting Standards’ (“IFRS 1”). The date of transition to IFRS is January 1, 2010.

Set forth below is the only applicable mandatory exception in IFRS 1 required to be applied at date of transition:

•

Estimates: IFRS 1 requires that estimates under IFRS are determined on a consistent basis to the Canadian GAAP estimates at the same date adjusting only for separately disclosed correction of errors or any policy differences. The Company has applied this requirement.

Set forth below are the optional exemptions which the Company has adopted upon transition:

•

Business combinations: The Company has elected not to retrospectively restate any business combinations that occurred prior to the transition date and IFRS 3 ‘Business Combinations’ (“IFRS 3”) will be applied prospectively from January 1, 2010.

•

Fair-value or revaluation as deemed cost: IFRS 1 provides an exemption whereby an asset may be recorded at its fair value at date of transition, or an event-driven valuation under prior GAAP. The Company has elected to apply this exemption to its US mineral properties which were impaired to $nil carrying value in 2008. The impairment expense recorded in 2008 was $69.4 million.

•

Cumulative translation differences: IFRS 1 allows a first-time adopter to exempt themselves from the retrospective application of IAS 21 ‘The Effects of Changes in Foreign Exchange Rates’ (“IAS 21”) for cumulative translation differences that existed at the date of transition to IFRS. The Company has elected to apply this exemption and has eliminated cumulative translation differences of $2.2 million and adjusted retained earnings by the same amount at date of transition.

•	Borrowing costs: The Company has elected to prospectively apply IAS 23 ‘Borrowing Costs’ (“IAS 23”) from the date of transition.

•

Asset retirement obligation: IFRS 1 provides relief from full retrospective application of IFRIC 1 ‘Changes in decommissioning liabilities’ (“IFRIC 1”) for changes in liabilities that occurred before the date of transition to IFRS. The Company has applied this exemption to its opening statement of financial position.

•

Share-based payments: The Company has elected to apply the exemption provided under IFRS 1 and applied IFRS 2 ‘Share Based Payments’ (“IFRS 2”) to only those equity instruments which had not yet vested at January 1, 2010.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

Reconciliations of Canadian GAAP to IFRS:

IFRS 1 requires an entity to reconcile equity, total comprehensive income and cash flows for certain specified prior periods. The only transition adjustment to impact the consolidated statement of cash flows was as a result of the accounting policy choice to consolidate the YS Mining Company joint venture using the equity method. The Company has excluded the Company’s share of cash held by the joint venture and cash movements from the consolidated statement of cash flows and recorded the impact of net income/loss recorded in the consolidated cash flow from operations.

		As at January 1, 2010
			effect of
			transition to
	note	GAAP	IFRS	IFRS

Current assets
Cash and cash equivalents	(a)	$185	$(89)	$96
Accounts receivable and other	(a)	4,549	(910)	3,639
Inventories		9,930		9,930
Deferred tax assets	(b)	895	(895)	-
Total current assets		15,559	(1,894)	13,665

Restricted funds		29,175	-	29,175
Property plant and equipment	(a)/(c)	89,270	58,319	147,589
Mineral properties	(c)/(a)/(d)/(e)/(j)	60,526	(60,526)	-
Investment in joint venture	(a)	-	1,353	1,353
Deferred tax assets	(b)	-	895	895
Other assets		911	-	911
Total assets		195,441	(1,853)	193,588

Current liabilities
Accounts payable and accrued liabilities	(a)	39,564	(4)	39,560
Deferred revenue		4,838	-	4,838
Warrants	(h)	-	3,179	3,179
Total current liabilities		44,402	3,175	47,577

Warrants	(h)	-	6,678	6,678
Decommissioning and rehabilitation
provision	(d)	35,907	3,080	38,987
Deferred tax liabilities	(d)/(f)/(g)	15,372	(523)	14,849
Other long-term liabilities		50	-	50
Total liabilities		95,731	12,410	108,141

Shareholders' equity
Share capital	(f)/(h)	227,075	27,378	254,453
Warrants	(h)	17,737	(17,737)	-
Contributed surplus	(e)/(h)	10,489	15,441	25,930
Accumulated other comprehensive
income (loss)	(i)	2,273	(2,273)	-
	(c)/(d)/(e)/
Deficit	(f)/(g)/(h)	(157,864)	(37,072)	(194,936)
Total shareholders' equity		99,710	(14,263)	85,447
Total liabilities and shareholders' equity		$195,441	$(1,853)	$193,588

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

		As at December 31, 2010
			effect of
			transition to
	note	GAAP	IFRS	IFRS

Current assets
Cash and cash equivalents	(a)	$2,400	$(2,400)	$-
Accounts receivable and other	(a)	4,505	(1)	4,504
Inventories		21,280	-	21,280
Total current assets		28,185	(2,401)	25,784

Restricted funds		32,248	-	32,248
Property plant and equipment	(a)/(c)	88,625	69,311	157,936
Mineral properties	(c)/(a)/(d)/(e)/(j)	67,926	(67,926)	-
Investment in joint venture	(a)	-	2,445	2,445
Other assets		828	-	828
Total assets		217,812	1,429	219,241

Current liabilities
Accounts payable and accrued liabilities	(a)	48,949	32	48,981
Short term borrowings		8,926	-	8,926
Forward contracts		8,901	-	8,901
Warrants	(h)	-	10,642	10,642
Total current liabilities		66,776	10,674	77,450

Warrants	(h)	-	139,943	139,943
Long term borrowings		15,030	-	15,030
Deferred tax liabilities	(d)/(f)/(g)	15,977	569	16,546
Decommissioning and rehabilitation
provision	(d)	39,550	1,521	41,071
Other long-term liabilities		18	-	18
Total liabilities		137,351	152,707	290,058

Shareholders' equity
Share capital	(f)/(h)	247,470	34,385	281,855
Warrants	(h)	65,063	(65,063)	-
Contributed surplus	(e)/(h)	16,614	13,869	30,483
Accumulated other comprehensive
income (loss)	(i)	2,273	(104)	2,169
	(c)/(d)/(e)/(f)/
Deficit	(g)/(h)	(250,959)	(134,365)	(385,324)
Total shareholders' equity		80,461	(151,278)	(70,817)
Total liabilities and shareholders' equity		$217,812	$1,429	$219,241

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

		Year ended December 31, 2010
			effect of
			transition to
	notes	GAAP	IFRS	IFRS

Revenue		$71,370	$-	$71,370
Cost of sales	(e)	83,378	(435)	82,943
Gross profit		(12,008)	435	(11,573)
Depreciation, depletion, and amortization		5,428	-	5,428
Accretion of asset retirement obligation	(d)/(j)	2,879	(2,879)	-
			-
Loss (income) from mine operations		(20,315)	3,314	(17,001)
Impairment of mineral properties and equipment		1,625	- (880)	745
General and administration		2,563	3,884	6,447
Exploration expenditure	(e)/(j)	963	-	963
Share based payment	(j)	4,112	(4,112)	-
Income (loss) from operations		(29,578)	4,422	(25,156)
Other (loss) income:
Income/loss from joint venture	(a)	-	(188)	(188)
Interest and other income (loss)	(h)	(14,122)	(100,831)	(114,953)
Foreign exchange gain (loss)	(c)	(1,210)	1,013	(197)
Finance costs	(d)/(j)	(49,730)	(1,794)	(51,524)
		(65,062)	(101,800)	(166,862)
Loss before income taxes		(94,640)	(97,378)	(192,018)
Income tax (expense) recovery		1,545	85	1,630
		(93,095)	(97,293)	(190,388)
Other comprehensive income/(loss)			-
Foreign currency translation adjustments	(i)		2,169	2,169
			-
Total Ccomprehensive loss for the year		(93,095)	(95,124)	(188,219)

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

As a result of the change in accounting policies, the Company recorded a reduction in equity of $14.3 million as at January 1, 2010. The table below details the adjustments to equity due to application of IFRS as at January 1, 2010, and December 31, 2010.

	January 1,	December 31,
	2010	2010
Equity under Canadian GAAP	99,710	80,461
Effect of transtion to IFRS:
Change in functional currency	(100)	3,070
Decommissioning and rehabilitation provision	(4,252)	(2,693)
foreign exchange impact on deferred tax	2	106
share based payment	(56)	-
warrants reclassified as derivatives	(9,857)	(150,584)
Issuance of flow through shares	-	(1,177)
Equity under IFRS	85,447	(70,817)

Explanation of reconciling items between Canadian GAAP and IFRS:

a)

IAS 31 ‘Interests in Joint Ventures’ (“IAS 31”) provides a policy option to proportionately consolidate or use the equity method of accounting approach (as defined in IAS 28 Investments in Associates) to account for any interests held in Joint Ventures. In light of anticipated changes to IAS 31, the Company has opted to account for its interest in the YSMC Joint Venture using the equity method.

b)

IAS 12 disclosure requirements specify that all deferred taxes must be classified as non-current in nature. The current deferred tax asset as presented under Canadian GAAP has been reclassified for presentation purposes to non-current assets.

c)

IAS 21 must be applied retrospectively for those entities whose functional currency has been deemed to be different to that under Canadian GAAP. On transition, the Company performed an assessment of the functional currencies for all entities within the consolidated group based on the IFRS requirements. Based on that assessment, all group entities retained the same functional currency that was used under Canadian GAAP (namely the US dollar) except for Ketza River Holdings Ltd. and, YS Mining Company Ltd. where it was deemed that the local currency (CAD dollar) should be the functional currency. The change in historical functional currency required the retroactive restatement of these subsidiaries into their local currencies using the methodology prescribed under IAS 21, with the cumulative impact of the historical translation of these entities from their local currency into the US dollar presentation currency recorded in the cumulative translation adjustment account. However, in accordance with IFRS 1, the Company has elected to reset the cumulative translation adjustment account, which would otherwise include the historical gains and losses arising from the translation of these foreign operations.

d)

IFRS requires all standards to be applied on a full retrospective basis including IFRIC 1 Changes in Decommissioning Obligations. However IFRS 1 provides partial relief by allowing measurement of the ARO in line with IAS 37 ‘Provisions, Contingent Liabilities and Contingent Assets’ (“IAS 37”) as at Jan 1, 2010 and then application of an estimated historical discount rate to calculate the asset which would have been capitalised at the date the obligation first arose. In addition, IFRS requires that the discount rate used in determining the asset retirement obligation reflects current market assessments of the time value of money adjusted for specific risks, not already reflected in the underlying cash flows, associated with the liability.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

e)

IFRS 2 must be applied to all unvested options at date of transition. The Company has recognized an expense for certain performance related stock options under Canadian GAAP. IFRS requirements stipulate that only the expense for those options likely to vest should be recognised at each period end. As it is not likely that any of the options will vest, the expense recognized on those stock options has been reversed.

f)

The Company has financed a portion of its exploration expenditures through the issuance of flow-through shares. Under the terms of these share issues, the tax attributes of the related expenditures are renounced to subscribers. Canadian GAAP requires that a deferred tax liability is recognized with an offset to share capital for flow-through shares once the Company renounces the exploration expenditures to the shareholders. Following the adoption of IFRS, the Company is accounting for these shares by crediting the premium paid in excess of the market value to liabilities and including the amount in income when the related tax benefits are renounced by the Company.

g)

Canadian GAAP does not allow the recognition of deferred tax on the temporary difference arising from the difference between the historic and current exchange rates used to translate non-monetary assets and liabilities of foreign operations. IAS 12 Income Taxes requires recognition of this temporary difference. For those entities which prepare tax returns in a currency which differs from their functional currency, a deferred tax adjustment has been made.

h)

The recognition criteria of IAS 39 “Financial Instruments Recognition and Measurement’ (“IAS 39”) has determined that the issued and outstanding Canadian dollar denominated warrants do not meet the definition of equity and are accounted for as a derivative liability.

i)	Upon adoption of IFRS 1, the company has elected to reclassify the cumulative translation differences to retained earnings at January 1, 2010.

j)

Certain additional items have been reclassified for presentation purposes to comply with the requirements of IAS 1 ‘Presentation of Financial Statements’. The following account balances have been reclassified:

•	Accretion expense has been derecognised as an operating expense and is now recognised within finance costs.
•

Share based payments are no longer disclosed separately and are held within general and administrative expense or cost of sales dependent upon the role of the individual to whom the options have been awarded.

•	Mineral properties have been reclassified into property, plant and equipment.

YUKON-NEVADA GOLD CORP.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2011 and 2010

28.	Subsequent Events

On February 7, 2012, the Company entered into an extension of the Forward Gold Purchase Agreement with Deutsche Bank (note 16). Under the extension Agreement, Queenstake received a gross prepayment of US$20 million in exchange for the future delivery of 650 ounces of gold per month, over a forty-three month term commencing March 31, 2012, representing total future delivery of 27,950 ounces of gold (the “Future Deliveries”).

Deutsche Bank will make additional payments to Queenstake for the Future Gold Deliveries, the amounts of which will be determined by the market price of gold less a minimum price of US$850 per ounce, up to a maximum price of US$1,750 per ounce. Under the terms of the Agreement, in the event that the actual monthly quantity of gold delivered by the Company is less than the scheduled monthly amount, the shortfall can be made up, at the option of Deutsche Bank, by the issuance of common shares of the Company (the "Shares"). The conversion price per Share will be the five day volume weighted average price ("VWAP") of the Company's shares as traded on the Toronto Stock Exchange ("TSX") immediately prior to the monthly delivery date for the scheduled delivery month in which such gold shortfall payment obligation arises, less the discount as permitted by the TSX. The Agreement is guaranteed by the Company and involves the registration of various charges against certain assets of the Company in favour of Deutsche Bank.

In connection with the transaction, the Company has issued to Deutsche Bank one share purchase warrant (the "Warrant"), which can be exercised to purchase 40,000,000 common shares (each "Warrant Share") at a price of $0.44 per share on or before February 8, 2015.

Total prepayment funds of $18.9million were received by Queenstake on February 8, 2012, which were net of $1.1 million in transactions costs, $1.0 million of which were paid to Deutsche bank. The net funds received will be used for working capital and and to further invest in the expansion of the SSX-Steer mine.